Exhibit 10.44

Verity, Inc. Executive Health Program

On December 3, 2004, the Compensation Committee of Verity, Inc. approved an Executive health program for Verity’s Executive Chairman, Chief Executive Officer and Senior Vice Presidents. Under the Executive Health Program, each of these executives will receive an annual comprehensive physical exam paid for by Verity.